                                                                     EXHIBIT 4.6


CONFORMED COPY

                          Dated 25th September, 1997



                          COCA-COLA ENTERPRISES INC.
                            as Issuer and Guarantor

                                    - and -

                    COCA-COLA ENTERPRISES GREAT BRITAIN plc
                                   as Issuer


                                    - and -

                              ABN AMRO BANK N.V.
                            BANQUE LEHMAN BROTHERS
                           BANQUE NATIONALE DE PARIS
                          CITIBANK INTERNATIONAL plc
                  CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED
                            DEUTSCHE BANK AG LONDON
                    LEHMAN BROTHERS INTERNATIONAL (EUROPE)
                               MIDLAND BANK plc
                  MORGAN STANLEY & CO. INTERNATIONAL LIMITED
                    SALOMON BROTHERS INTERNATIONAL LIMITED
                                SOCIETE GENERAL
                                      and
                                  UBS LIMITED
                                  as Dealers

                      ----------------------------------

                              PROGRAMME AGREEMENT
                                in respect of a
                              U.S.$2,500,000,000
                        EURO MEDIUM TERM NOTE PROGRAMME
                      -----------------------------------



                                 ALLEN & OVERY
                                    London

                                   CONTENTS



Clause                                                             Page

1.   Definitions and interpretation ..............................   2
2.   Agreements to issue and purchase Notes.......................   5
3.   Conditions of issue; updating of legal opinions..............   7
4.   Representations and Warranties...............................  10
5.   Undertakings of the Obligors.................................  14
6.   Indemnity....................................................  18
7.   Authority to distribute documents............................  20
8.   Dealers' undertakings........................................  20
9.   Fees, expenses and stamp duties..............................  20
10.  Termination of appointment Dealers...........................  21
11.  Appointment of New Dealers...................................  22
12.  Increase in the aggregate nominal amount of the Programme....  22
13.  Status of the Dealers and the Arrangers......................  23
14.  Counterparts.................................................  23
15.  Communications...............................................  23
16.  Benefit of agreement.........................................  23
17.  Currency indemnity...........................................  24
18.  Calculation Agent............................................  24
19.  Stabilisation................................................  24
20.  Governing law and submission to jurisdiction.................  24

Appendices

A.   Initial Documentation List...................................  26
B.   Selling restrictions.........................................  28
C.   Part I - Form of Dealer Accession Letter - Programme.........  32
     Part II - Form of Confirmation Letter - Programme............  34
     Part III - Form of Dealer Acession Letter - Note issue.......  35
     Part IV - Form of Confirmation Letter - Note issue..........   37
D.   Letter regarding increase in the aggregate nominal amount
     of the Programme.............................................  38
E.   Form of Subscription Agreement...............................  40

                       PROGRAMME AGREEMENT

                        in respect of a
                      U.S.$25,000,000,000
                EURO MEDIUM TERM NOTE PROGRAMME



THIS AGREEMENT is made on 25th September, 1997  BETWEEN:

(1) COCA-COLA ENTERPRISES INC. Of 2500 Windy Ridge Parkway, Suite 700, Atlanta, Georgia 39339 (the "CCE");

(2) COCA-COLA ENTERPRISES GREAT BRITAIN plc of Charter Place, Vine Street, Uxbridge, London UB81EZ ("CCE GB")

(3)  ABN AMRO BANK N.V. of 199 Bishopsgate, London EC2M 3TY;

(4) BANQUE LEHMAN BROTHERS of 21 Rue Balzac, Etoile Saint Honore, 75406 Paris, Cedex 8;

(5)  BANQUE NATIONALE DE PARIS of 16, boulevard des Italiens, 75009 Paris;

(6)  CITIBANK INTERNATIONAL plc of of Citibank House, 336 Strand, London WC2R
     1HB;

(7) CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED of One Cabot Square, Canary Wharf, London E14 4QJ;

(8)  DEUTSCHE BANK AG LONDON of 6 Bishopsgate, London EC2P 2AT;

(9) LEHMAN BROTHERS INTERNATIONAL (EUROPE) ("Lehman Brothers") of One Broadgate, London EC2M 7HA;

(10) MIDLAND BANK plc of c/o HSBC Markets Limited, Thames Exchange, 10 Queen Street Place, London EC4R 1BQ;

(11) MORGAN STANELY & CO. INTERNATIONAL LIMITED of 25 Cabot Square, Canary Wharf, London E14 4QA;

(12) SALOMON BROTHERS INTERNATIONAL LIMITED of 111 Buckingham Palace Road, Victoria Plaza, London E14 4QA;


(13) SOCIETE GENERALE of Tour Societe Generale, Paris la Defense, 92987 Paris;
     and

(14) UBS LIMITED of 100 Liverpool Street, London, EC2M 2RH.

IT IS HEREBY AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

(1) For the purposes of this Agreement, except where the context requires otherwise:

     "AGENCY AGREEMENT" means the agreement of even date herewith between the Obligors, the Agent and the other paying agents referred to therein under which the Agent is appointed as issuing agent, principal paying agent and agent bank for the purposes of the Programme;

     "AGENT" means The Chase Manhattan Bank as Agent under the Agency Agreement and any successor agent appointed by the Obligors in accordance with the Agency Agreement;

     "AGREEMENT DATE" means, in respect of any Note, the date on which agreement is reached for the issue of such Note as contemplated in clause 2 which, in the case of Notes issued on a syndicated basis or otherwise in relation to which a Subscription Agreement is entered into, shall be the date upon which the relevant Subscription Agreement is signed by or on behalf of all the parties;

     "ARRANGERS" means Lehman Brothers or (in the case of Notes denominated in Deutsche Marks) Lehman Brothers Bankhaus Aktiengesellschaft or (in the case of French Franc Notes) Banque Lehman Brothers and any company appointed to the position of arranger for the Programme or in respect of any particular issue of Notes under the Programme and references in this Agreement to the "Arranger" shall be references to the relevant Arranger;

     "COMMISSION" means the United States Securitites and Exchange Commission;

     "CONFIRMATION LETTER" means:

     (a) in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part II of Appendix C hereto; and

     (b) in respect of the appointment of a third party as a Dealer for one or more particular issue(s) of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part IV of Appendix C hereto;

     "DEALER" means each of ABN AMRO Bank N.V., Banque Lehman Brothers, Banque Nationale De Paris, Citibank International plc, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London, Lehman Brothers, Midland Bank plc, Morgan Stanley & Co. International Limited, Solomon Brothers Ineternational Limited, Societe Generale and UBS Limited and any New Dealer and excludes excludes any entity whose appointment has been terminated pursuant to clause 10, and references in this Agreement to the "relevant Dealer" shall, in relation to any Note, be references to the Dealer or Dealers with whom the Issuer has agreed the issue and purchase of such Note;

     "DEALER ACCESSION LETTER" means:

     (a) in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part I of Appendix C hereto; and

     (b) in respect of the appointment of a third party as a Dealer for one or more particular issue(s) of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part III of Appendix C hereto;

     "EURO FRENCH FRANC REGULATIONS" means the rules and regulations from time to time relating to the Marche de l'Euro-franc of the Comite des Emissions;

     "EXCHANGE ACT" means the United States Securities Exchange Act of 1934;

     "FRENCH FRANC NOTE" means a Note denominated in French francs or a Note denominated in any other currency but linked, directly or indirectly, to the French franc;

     "FSA" means the Financial Services Act 1986;

     "GUARANTEE" means the Guarantee dated the date of this Agreement, substantially in the form set out in Schedule 3 to the Agency Agreement, executed by CCE;

     "GROUP" means CCE and its consolidated subsidiaries;

     "INDEMNIFIED PERSON" means each Dealer, its affiliates and each person who controls such Dealer (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their directors, officers, employees and agents;

     "INFORMATION MEMORANDUM" means the Information Memorandum relating to the Notes prepared in connection with the Programme as revised, supplemented or amended from time to time by the Obligors in accordance with clause 5(2) including, in relation to each Tranche of Notes, the Pricing Supplement relating to such Tranche and such other documents as are from time to time incorporated therein by reference except that for the purpose of clause 4(2) in respect of the Agreement Date and the Issue Date, the Information Memorandum means the Information Memorandum as at the Agreement Date but not including any subsequent revision, supplement or amendment thereto;

     "INITIAL DOCUMENTATION LIST" means the list of documents set out in Appendix A to this Agreement;

     "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940 of the United States.

     "ISSUER" means any of CCE and CCE GB, as the case may be, as the issuer of Notes under the Programme and references in this Agreement to the "RELEVANT ISSUER" should, in relation to any Note, be references to the Issuer, or intended Issuer, of such Note;

     "LEAD MANAGER" means, in relation to any Tranche of Notes, the person defined as the Lead Manager in the applicable Subscription Agreement or when only one Dealer signs such Subscription Agreement, such Dealer;

     "LISTING AGENT" means, in relation to any Notes which are, or are to be listed on a Stock Exchange, such listing agent as the relevant Issuer may from time to time appoint for the purposes of liaising with such Stock Exchange;

     "NEW DEALER" means any entity appointed as an additional Dealer in accordance with clause 11;

     "NOTE" means a note issued or to be issued by an Issuer pursuant to this Agreement, which Note may be represented by a Global Note or be in definitive form;

     "OBLIGOR" means each of CCE and CCE GB and, together, the "OBLIGORS";

     "PARIS LISTED NOTES" means Notes listed on the Paris Bourse;

     "PRICING SUPPLEMENT" means the pricing supplement issued in relation to each Tranche of Notes (substantially in the form of Annexe C to the Procedures Memorandum) as a supplement to the Information Memorandum and giving details of that Tranche;

     "PROCEDURES MEMORANDUM" means the Operating and Administrative Procedures Memorandum as amended or varied from time to time (in respect of any

     Tranche) by agreement between the relevant Issuer and the relevant Dealer or Lead Manager, with the approval in writing of the Agent;

     "PROGRAMME" means the Euro Medium Term Note Programme established by this Agreement;

     "SECURITIES ACT" means the Securities Act of 1933 of the United States;

     "STOCK EXCHANGE" means the Luxembourg Stock Exchange, the Paris Bourse or any other or further stock exchange(s) on which any Notes may from time to time be listed, and references in this Agreement to the "RELEVANT STOCK EXCHANGE" shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which such Notes are from time to time, or are intended to be, listed;

     "SUBSCRIPTION AGREEMENT" means an agreement (by whatever name called) in or substantially in the form set out in Appendix E hereto or in such other form as may be agreed between the relevant Issuer and the Lead Manager which agreement shall be supplemental to this Agreement; and

     "YEN NOTES" means Notes denominated or payable in Yen.

 (2) Terms and expressions defined in the Agency Agreement, the Conditions and/or the Pricing Supplement applicable to any Notes and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

(3) In this Agreement, clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement.

(4) All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted.

(5) All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Agency Agreement, the Guarantee, any Series of Notes and any Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, replaced or novated from time to time including, but without prejudice to the generality of the foregoing, this Agreement as supplemented by any Subscription Agreement.

(6) Words denoting the singular number only shall include the plural number also and vice versa; words denoting the masculine gender only shall include the feminine gender also; and words denoting persons only shall include firms and corporations and vice versa.

(7) All references in this Agreement to Euroclear and/or Cedel Bank shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system (including, in the case of Paris Listed Notes, Sicovam) approved by the relevant Issuer and the Agent.

2.   AGREEMENTS TO ISSUE AND PURCHASE NOTES

(1) Subject to the terms and conditions of this Agreement, any Issuer may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.

(2) On each occasion upon which an Issuer and any Dealer agree on the terms of the issue by such Issuer and purchase by such Dealer of one or more Notes:

     (a) such Issuer shall cause such Notes (which shall be initially represented by a Temporary Global Note) to be issued and delivered to a common depositary for Euroclear and Cedel Bank so that the securities account(s) with Euroclear and/or with Cedel Bank (as specified by such Dealer) is/are credited with such Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

     (b) the relevant Dealer shall, subject to such Notes being so credited, cause the net purchase moneys for such Notes to be paid in the relevant currency by transfer of funds to the relevant account(s) of the Agent with Euroclear and/or Cedel Bank or (in the case of syndicated issues) the relevant account of such Issuer so that such payment is credited to such account for value on such Issue Date, as described in the Procedures Memorandum.

(3) Unless otherwise agreed between the relevant Issuer and such Dealers, where more than one Dealer has agreed with the Issuer to purchase a particular Tranche of Notes pursuant to this clause, the obligations of such Dealers so to purchase the Notes shall be joint and several.

(4) Where an Issuer agrees with two or more Dealers to issue, and such Dealers agree to purchase, Notes on a syndicated basis, such Issuer and CCE (where the relevant Issuer is CCE GB) shall enter into a Subscription Agreement with such Dealers. The relevant Issuer and CCE (where the relevant Issuer is CCE GB) may also enter into a Subscription Agreement with one Dealer only.

 (5) The procedures which the parties intend should apply for the purposes of issues not to be subscribed pursuant to a Subscription Agreement are set out in Part 1 of Annexe A of the Procedures Memorandum. The procedures which the parties intend should apply for the purposes of issues to be subscribed pursuant to a Subscription Agreement are set out in Part 2 of the Procedures Memorandum.

(6) Any issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply (including on the date hereof, without limitation, Deutsche Marks, Swiss francs, Yen, French francs and Sterling) will only be issued in circumstances which comply with such laws, guidelines, regulations, restrictions or reporting requirements from time to time. Without prejudice to the generality of the foregoing:

     (a) Each issue of Notes denominated in Deutsche Marks will take place only in compliance with the guidelines applicable for the time being of the German Central Bank regarding the issue of Deutsche Mark denominated debt securities. Only credit institutions domiciled in Germany or a German branch of a foreign credit institution will be eligible to act as Dealers in relation to such Notes. The requirement set forth in the preceding sentence will not apply where more than one Dealer has agreed with the relevant Issuer to purchase a particular Tranche issued on a syndicated basis. In such a case, only the Lead Manager need be a credit institution domiciled in Germany or a German branch of a foreign credit institution provided that the Lead Manager shall, in relation to such Tranche, perform the functions customarily performed by the lead manager of a syndicated issue of eurobonds. Indexed Notes denominated in Deutsche Marks will be issued in compliance with the policy of the German Central Bank regarding the indexation of Deutsche Mark denominated debt obligations. The relevant Issuer will cause the Agent to notify the German Central Bank at the end of each month during which any Deutsche Mark denominated Notes are issued by such

          Issuer as to the amounts, Issue Dates and other terms of each Tranche issued.

     (b) Issues of Notes denominated in Swiss francs or carrying a Swiss franc related element with a maturity of more than one year (other than Notes privately placed with a single investor with no publicity) will be effected in compliance with the relevant regulations of the Swiss National Bank based on article 7 of the Federal Law on Banks and Savings Banks of 8th November, 1934 (as amended) and article 15 of the Federal Law on Stock Exchanges and Securities Trading of 24th March, 1995 in connection with article 2, paragraph 2 of the Ordinance of the Federal Banking Commission on Stock Exchanges and Securities Trading on 2nd December, 1996. Under the said regulations, the relevant Dealer or, in the case of a syndicated issue, the Lead Manager (the "SWISS DEALER"), must be a bank domiciled in Switzerland (which includes branches or subsidiaries of a foreign bank located in Switzerland) or a securities dealer duly licenced by the Swiss Federal Banking Commission pursuant to the Federal Law on Stock Exchanges and Securities Trading of 24th March, 1995. The Swiss Dealer must report certain details of the relevant transaction to the Swiss National Bank no later than the Issue Date of the relevant Notes.

     (c) The Obligors will ensure that Yen Notes will only be issued in compliance with applicable Japanese laws, regulations, guidelines and policies. The relevant Issuer or the relevant Dealer/Lead Manager on behalf of the relevant Issuer will, in relation to any issue of Yen Notes with a nominal amount equal to or greater than Yen 10,000,000,000, report to the Ministry of Finance of Japan details of that issue of Notes in the form from time to time required by the Ministry of Finance of Japan prior to the pre-closing of the issue or, if earlier, prior to publication, if any, of the issue. The Obligors or their designated agents shall submit such reports or information as may be required from time to time by applicable laws, regulations and guidelines promulgated by Japanese authorities in the case of Yen Notes. Each Dealer agrees to provide any necessary information relating to Yen Notes to the Obligors (which shall not include the names of clients) so that the Obligors may make any required reports to the Japanese Ministry of Finance through its designated agent.

     (d) A credit establishment or investment institution established in a member state of the European Union which is authorised to lead-manage eurobond issues by the competent authority of its home state may (i) act as a Dealer in respect of issues of French Franc Notes and (ii) act as lead manager of issues of French Franc Notes issued on a syndicated basis. The Arranger for issues of French Franc Notes, the Dealers in respect of French Franc Notes and the Issuer undertake to comply with the Euro French Franc Regulations. In the case of a public issue of such French Franc Notes the minimum aggregate principal amount for that issue shall be FRF300,000,000.
          In addition, Paris Listed Notes will be subject to the requirements
          of the Paris Bourse.   Under the current regulations, private
          placements are construed as issues of Notes placed on a firm basis with a small number of pre-determined non-French resident investors. Indexed Notes which are French Franc Notes will be issued in compliance with the Principes Generaux set by the Commission des Operations de Bourse and by the Conseil des Marches Financiers. Each Obligor will cause the Agent to comply with the reporting procedures and requirements from time to time of the Direction du Tresor in relation to the issue of French Franc Notes.

     (e) In relation to each issue of Notes in respect of which the proceeds of issue are accepted by the relevant Issuer in the United Kingdom. The Obligors will comply with all applicable laws and requlations (as amended from time to time) of United Kingdom authorities and relevant in the context of the issue of such Notes, and shall submit (or procure the submission on its behalf of) such reports or information as may from time to time be required for compliance with such laws and regulations. The relevant Issuer shall ensure that such Notes shall have the maturities and denominations as required by such laws and regulations. In particular, in relation to Notes which are to fall under the Banking Act (Exempt Transactions) Regulations 1997, the Obligors undertakes to comply with the terms of such Regulations and to ensure that any Notes which are to fall thereunder are only issued in compliance with the terms thereof.

     The restrictions set out in sub-clause (a) to (e) above in relation to the currencies mentioned in such sub-clauses shall only apply insofar as they are consistent with the relevant regulations of the appropriate regulatory bodies or are necessary to comply with applicable laws, guidelines, regulations, restrictions or reporting requirements from time to time. On each occasion when any such regulatory body amends or introduces any relevant regulation, the restrictions above shall be deemed to be amended accordingly.

3.   CONDITIONS OF ISSUE; UPDATING OF LEGAL OPINIONS

(1)  FIRST ISSUE

     Before either Issuer reaches its first agreement with any Dealer for the issue and purchase of Notes, each Dealer shall have received, and found satisfactory (in its reasonable opinion) all of the documents and confirmations described in the Initial Documentation List. Any Dealer must notify the Arranger and CCE within seven London business days of receipt of the documents and confirmations described in the Initial Documentation List if it considers any to be unsatisfactory in its reasonable opinion.

(2)  EACH ISSUE

     The obligations of a Dealer under any agreement for the issue and purchase of Notes made pursuant to clause 2 are conditional upon:

     (a) (save as expressly disclosed in writing by the relevant Issuer to the relevant Dealer prior to such relevant Agreement Date) there having been, as at the proposed Issue Date, no adverse change from that set forth in the Information Memorandum as at the relevant Agreement Date in the condition (financial or otherwise) of the relevant Issuer, CCE (where the relevant Issuer is CCE GB) or the Group, taken as a whole, which, in any case, is material in the context of the issue and offering of the Notes, nor the occurrence of any event making untrue or incorrect to an extent which is material as aforesaid any of the warranties contained in clause 4;

     (b) there being no outstanding breach of any of the obligations of the relevant Issuer or CCE (where the relevant Issuer is CCE GB) under this Agreement, any Notes, the Agency Agreement or the Guarantee which has not been waived by the Dealer on or prior to the proposed Issue Date;

     (c) subject to clause 12, the aggregate nominal amount of the Notes to be issued, when added to the aggregate nominal amount of all Notes outstanding (as defined in the Agency Agreement) on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on such Issue Date) not exceeding U.S.$2,500,000,000 or its equivalent in other currencies as determined pursuant to sub-clause (5);

     (d) in the case of Notes which are intended to be listed, the relevant Stock Exchange having agreed to list such Notes, subject only to the issue of the relevant Temporary Global Note;

     (e) no meeting of the holders of Notes (or any of them) having been duly convened but not yet held or, if held but adjourned, the adjourned meeting having not been held and neither the relevant Issuer nor CCE (where the relevant Issuer is CCE GB) having been given notice of any circumstances which are likely to lead to the convening of such a meeting;

     (f) there having been, between the Agreement Date and the Issue Date for such Notes, in the opinion of the relevant Dealer (after prior consultation with the relevant Issuer if practicable), no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the opinion of the relevant Dealer be likely to either (i) prejudice materially the sale by such Dealer of the Notes proposed to be issued or (ii) materially change the circumstances prevailing at the Agreement Date;

     (g) there having been, between the Agreement Date and the Issue Date, no downgrading in the rating of any of the relevant Issuer's or CCE's (where the relevant Issuer is CCE GB) debt by Standard & Poor's Ratings Services or Moody's Investors Service or the placing on "CREDITWATCH" with negative implications or similar publication of formal review by the relevant rating agency;

     (h) the forms of the Pricing Supplement, the Temporary Global Note, the Permanent Global Note and the Definitive Notes in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the relevant Issuer, the relevant Dealer and the Agent;

     (i) the relevant currency being accepted for settlement by Euroclear and Cedel Bank;

     (j) (except in the case of calculations or determinations to be made by the relevant Dealer) any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made; and

     (k) in the case of Notes which are intended or required to be listed on the Paris Bourse, the registration numbers for the Programme and the visa number for the relevant issue of Notes having been obtained, the consent to such listing having been received from the Conseil des Marches Financiers and the required notice legale having been published in the Bulletin des Annonces Legales Obligatoires.

     In the event that any of the foregoing conditions is not satisfied, the relevant Dealer shall be entitled (but not bound) by notice to the relevant Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

(3)  WAIVER

     Any Dealer, on behalf of itself only, may by notice in writing to the relevant Issuer waive any of the conditions precedent contained in sub-clauses (1) and (2) (save for the condition precedent contained in sub-clause (2)(c)) in so far as they relate to an issue of Notes to that Dealer.

(4)  UPDATING OF LEGAL OPINIONS

     Before the first issue of Notes occurring after each anniversary of the date of this Agreement, the Obligors will procure that further legal opinions, in such form and with such content as the Dealers may reasonably require, are delivered, at the expense of the Obligors, to the Dealers from the counsel named in paragraph 6 of Appendix A or such other counsel as approved by the Dealers, in their discretion, reasonable excercised.

     In addition, on such other occasions as a Dealer agrees with an Obligor, the relevant Obligor will procure that a further legal opinion or further legal opinions, as the case may be, in such form and with such content as the Dealers may reasonably require, is or are delivered to the Dealers from the counsel named in paragraph 6 of Appendix A or such other counsel as shall be approved by the Dealers, in their discretion reasonable exercised. The expense for the delivery of such opinions shall be borne as agreed between the relevant Obligor and the relevant Dealer.

     If at or prior to the time of any agreement to issue and purchase Notes under clause 2(a) such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

(5)  DETERMINATION OF AMOUNTS OUTSTANDING

     For the purposes of sub-clause (2)(c):

     (a) the U.S. dollar equivalent of Notes denominated in a currency other than U.S. dollars shall be determined, at the discretion of the relevant Issuer, either as of the Agreement Date for such Notes or on the preceding day on which commercial banks and foreign exchange markets are open for business in London, in each case on the basis of the spot rate for the sale of the U.S. dollar against the purchase of the relevant currency in the London foreign exchange market quoted by any leading international bank selected by the relevant Issuer on the relevant day of calculation;

     (b) the U.S. dollar equivalent of Dual Currency Notes, Indexed Notes and Partly Paid Notes shall be calculated in the manner specified above by reference to the original nominal amount on issue of such Notes (in the case of Partly Paid Notes regardless of the amount of the subscription price paid); and

     (c) the U.S. dollar equivalent of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated in the manner specified above by reference to the net proceeds received by the Issuer for the relevant issue.

4.   REPRESENTATIONS AND WARRANTIES

(1) As at the date of this Agreement CCE hereby warrants to and agrees with the Dealers and each of them as follows:

     (a) that the most recently published audited annual financial statements of each Obligor and the most recently published audited consolidated annual financial statements of each Obligor and its consolidated subsidiaries were prepared in accordance with the requirements of law and with accounting principles generally accepted in the United States of America in the case of CCE, in the United Kingdom in the case of CCE GB, consistently applied and they present fairly the financial condition of the relevant Obligor or of the relevant Obligor and its consolidated subsidiaries, as the case may be, as at the date to which they were prepared (the "RELEVANT DATE") and of the results of the operations of the relevant Obligor or of the relevant Obligor and its consolidated subsidiaries, as the case may be, for the financial year ended on the relevant date and that there has been no material adverse change in the condition (financial or otherwise) of any Oblior or of any Obligor and its consolidated subsidiaries taken, as the case may be, since the relevant date except as disclosed in the Information Memorandum or in any documents incorporated by reference therein;

     (b) that the Information Memorandum contains all information with regard to each Obligor and the Notes which is material in the context of the Programme and the issue and offering of Notes thereunder, that the information contained in the Information Memorandum with respect to the Oblior and the Notes is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed therein with respect to each Obligor and the Notes are honestly held, that there are no other facts with respect to any Obligor or the Notes the omission of which would make the Information Memorandum as a whole or any of such information misleading in any material respect and that each Obligor has made all reasonable enquiries to ascertain all facts material for the purposes aforesaid;

     (c) that CCE is a corporation duly incorporated in good standing under the laws of the State of Delaware;

     (d) that CCE GB is a public limited company duly incorporated under the laws of England and Wales;

     (e) that the issue of Notes and the execution and delivery of this Agreement and the Agency Agreement by each Obligor have been duly authorised by each Obligor and, in the case of Notes, upon due execution, issue and delivery in accordance with the Agency Agreement, will constitute, and, in the case of this Agreement and the Agency Agreement constitute, legal, valid and binding obligations of the relevant Obligor, enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

     (f) that the execution of the Guarantee has been duly authorised by CCE and constitutes legal, valid and binding obligations of CCE, enforceable in accordance with its terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

     (g) that the execution and delivery of this Agreement and the Agency Agreement, the issue, offering and distribution of Notes and the performance of the terms of any Notes, this Agreement and the Agency Agreement will not infringe any law or regulation and are not contrary to the provisions of the constitutional documents of any Obligor and, to an extent or in a manner which would be material in the context of the Programme and/or the issue of the Notes, will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which any Obligor is a party or by which any Obligor or its property is bound;

     (h) that the execution and delivery of the Guarantee will not infringe any law or regulation and are not contrary to the provisions of the articles of incorporation or by-laws of CCE and, to an extent or in a manner which would be material in the context of the Programme and or the issue of Notes, will not result in any breach of the terms of, or constitute a default, under any instrument or agreement to which CCE is a party or by which its property is bound;

     (i) that no Event of Default or event which with the giving of notice or lapse of time or other condition would constitute an Event of Default is subsisting in relation to any outstanding Note and no event has occurred which would constitute (after an issue of Notes) an Event of Default thereunder or which with the giving of notice or lapse of time or other condition would (after an issue of Notes) constitute such an Event of Default;

     (j) that none of the Obligors and their respective subsidiaries is involved in any litigation or arbitration proceedings relating to claims or amounts which are material to CCE and its subsidiaries, considered as a whole nor has any Obligor received notice of any such litigation or arbitration;

     (k) that all relevant consents, approvals, authorisations, orders and clearances of all regulatory authorities reed by each Obligor for or in connection with the creation and offering of Notes under the Programme, the execution and issue of, and compliance by the Issuers with the terms of, any Note (including any Global Note), Receipt and Coupon issued under the Programme and the execution and delivery of, and compliance by the Obligors with the terms of, this Agreement and the Agency Agreement and, in the case of CCE, the Guarantee have been obtained and are in full force and effect;

     (1) that all Notes will be direct, unconditional, unsubordinated and (subject to the provisions of Condition 3) unsecured obligations of the relevant Issuer and will rank pari passu among themselves and (save for certain debts required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations, if any) of the relevant Issuer, from time to time outstanding;

     (m) the obligations of CCE under the Guarantee are direct, unconditional unsubordinated and (subject to the provisions of Condition 3) unsecured obligations of CCE and will rank pari passu and (save for certain debts required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations, if any) of CCE, from time to time outstanding;

     (n) no Obligor is required to be registered as an "investment company" under the Investment Company Act; and

     (o) that no Obligor or any affiliate (as defined in Rule 405 under the Securities Act) of any of them, nor any person (other than the Dealers) acting on behalf of any of the foregoing persons has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to any Notes, and each of the foregoing persons has complied and will comply with the offering restrictions requirement of regulations under the Securities Act.

(2) As at the date of this Agreement CCE GB hereby warrants to and agrees with the Dealers and each of them as follows:

     (a) that the most recently published audited annual financial statements of CCE GB and the most recently published audited consolidated annual financial statements of CCE GB and its consolidated subsidiaries were prepared in accordance with the requirements of law and with accounting principles generally accepted in the United Kingdom, consistently applied and they present fairly the financial condition of CCE GB or of CCE GB and its consolidated subsidiaries, as the case may be, as at the date to which they were prepared (the "RELEVANT DATE") and of the results of the operations of CCE GB or of CCE GB and its consolidated subsidiaries, as the case may be, for the financial year ended on the relevant date and that there has been no material adverse change in the condition (financial or otherwise) of CCE GB or of CCE GB and its consolidated subsidiaries taken as a whole, as the case may be, since the relevant date except as disclosed in the Information Memorandum or in any documents incorporated by reference therein;

     (b) that the Information Memorandum contains all information with regard to CCE GB and the Notes which is material in the context of the Programme and the issue and offering of Notes by CCE GB thereunder, that the information contained in the Information Memorandum with respect to CCE GB and the Notes is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed therein with respect to CCE GB and the Notes are honestly held, that there are no other facts with respect to CCE GB or the Notes the omission of which would make the Information Memorandum as a whole or any of such information misleading in any material respect and that CCE GB has made all reasonable enquiries to ascertain all facts material for the purposes aforesaid;

     (c) that CCE GB is a public limited company duly incorporated under the laws of England and Wales;

     (d) that the issue of Notes and the execution and delivery of this Agreement and the Agency Agreement by CCE GB have been duly authorised by CCE GB and, in the case of Notes, upon due execution, issue and delivery in accordance with the Agency Agreement, will constitute, and, in the case of this Agreement and the Agency Agreement constitute, legal, valid and binding obligations of CCE GB, enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

     (e) that the execution and delivery of this Agreement and the Agency Agreement, the issue, offering and distribution of Notes and the performance of the terms of any Notes, this Agreement and the Agency Agreement will not infringe any law or regulation and are not contrary to memorandum and articles of association of CCE GB and, to an extent or in a manner which would be material in the context of the Programme and the issue of the Notes, will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which CCE GB is a party or by which CCE GB or its property is bound;

     (f) that no Event of Default or event which with the giving of notice or lapse of time or other condition would constitute an Event of Default is subsisting in relation to any outstanding Note of CCE GB and no event has occurred which would constitute (after an issue of Notes) an Event of Default thereunder or which with the giving of notice or lapse of time or other condition would (after an issue of Notes by CCE
          GB) constitute such an Event of Default;

     (g) that none of CCE GB and its subsidiaries is involved in any litigation or arbitration proceedings relating to claims or amounts which are material to CCE, CCE GB and their subsidiaries, considered as a whole nor has CCE GB received notice of any such litigation or arbitration;

     (h) that all relevant consents, approvals, authorisations, orders and clearances of all regulatory authorities required by CCE GB for or in connection with the creation and offering by it of Notes under the Programme, the execution and issue of, and compliance by CCE GB with the terms of, any Note (including any Global Note), Receipt and Coupon issued by it under the Programme and the execution and delivery of, and compliance by CCE GB with the terms of, this Agreement and the Agency Agreement have been obtained and are in full force and effect;

     (i) that all Notes issued by CCE GB will be direct, unconditional, unsubordinated and (subject to the provisions of Condition 3) unsecured obligations of CCE GB and will rank pari passu among themselves and (save for certain debts required to be preferred by law) ~al1y with all other unsecured obligations (other than subordinated obligations, if any) of CCE GB, from time to time outstanding;

     (j) that CCE GB is not required to register as an "investment company" under the Investment Company Act; and

     (k) that none of CCE GB, CCE and any affiliate (as defined in Rule 405 under the Securities Act) of any of them, nor any person (other than the Dealers) acting on behalf of any of the foregoing persons has engaged or will engage in any directed selling efforts (as defined in Regulations under the Securities Act) with respect to any Notes issued by CCE GB, and each of the foregoing persons has complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act.

(3) With regard to each issue of Notes, the relevant Issuer and CCE (where the relevant Issuer is CCE GB) shall be deemed to repeat the warranties and agreements contained in sub-clause (1) or (2), as the case may be, as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, such warranties and agreements) and as at the Issue Date of such Notes.

(4) Each Obligor shall be deemed to repeat the representations, warranties and agreements given by it contained in sub-clause (1) or (2), as the case may be, on each date on which the Information Memorandum is revised, supplemented or amended and on each date on which the aggregate nominal amount of the Programme is increased in accordance with clause 12.

(5) The warranties and agreements contained in this clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of any Dealer (other than the knowledge of the persons or department of such Dealer as notified pursuant to Clause 15) with respect to any of the matters referred to in the representations and warranties set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

5.   UNDERTAKINGS OF THE OBLIGORS

(1)  NOTIFICATION OF MATERIAL DEVELOPMENTS

(a) Each Obligor shall promptly after becoming aware of the occurrence thereof notify each Dealer of any Event of Default or any condition, event or act which would after an issue of Notes (or would with the giving of notice and or the lapse of time) constitute an Event of Default or to the extent that it is material in the context of the Programme or the issue of Note any breach of the representations and warranties or undertakings contained in this Agreement, the Agency Agreement and/or the Guarantee.

(b) If, following the time of an agreement under clause 2 and before the issue of the relevant Notes, the relevant Issuer or CCE (where the relevant Issuer is CCE GB) becomes aware that the conditions specified in clause 3(2) will not be satisfied in relation to that issue, the relevant Issuer and/or CCE (where the relevant Issuer is CCE GB) shall forthwith notify the relevant Dealer to this effect. In such circumstances, the relevant Dealer shall be entitled (but not bound) by notice to the relevant Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

(2)  UPDATING OF INFORMATION MEMORANDUM

(a) On or before each anniversary of the date of this Agreement, the Obligors shall update or amend the Information Memorandum (following consultation with the Arranger who will consult with the Dealers) by the publication of a supplement thereto or a new Information Memorandum, in a form approved by the Dealers.

(b) In the event of a change in the condition of any Obligor which is material to CCE and its subsidiaries considered as a whole in the context of the Programme or the issue of any Notes the Obligors shall update or amend the Information Memorandum (following consultation with the Arrangers who will consult with the Dealers) by the publication of a supplement thereto or a new Information Memorandum in a form approved by the Dealers.

(c) The Information Memorandum shall, as specified therein, be deemed to incorporate by reference therein:

     (i) the most recent Annual Report on Form I0-K of CCE filed with the Commission;

     (ii)  any other reports filed by CCE with the Commission pursuant to
           Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations thereunder subsequent to the date of the financial statements included in the Annual Report on Form l0-K referred to in sub-clause (i) above;

     (iii) the most recently published audited annual financial statements (if any) and, if published later, the most recently published interim financial statements (if any) of CCE GB; and

     (iv) all supplements to the Information Memorandum circulated by CCE and CCE GB from time to time.

     Upon any new financial statements being incorporated in the Information Memorandum as aforesaid or upon the publication of a revision, supplement or amendment to the Information Memorandum, the Obligors shall promptly supply to each Dealer and the Agent such number of copies of such financial statements, revision, supplement or amendment as each Dealer or the Agent (as the case may be) may reasonably request.

(d) If the terms of the Programme are modified or amended in a manner which would make the Information Memorandum inaccurate or misleading in any material respect, a new Information Memorandum or supplement will be prepared.

(3)  LISTING

     Each Obligor shall cause an initial application to be made for Notes issued under the Programme to be listed on the Luxembourg Stock Exchange.

     If in relation to any issue of Notes, it is agreed between the relevant Issuer and the relevant Dealer or the Lead Manager, as the case may be, to list such Notes on a Stock Exchange, each of the relevant Issuer and CCE (where the relevant Issuer is CCE GB) undertakes to use its reasonable endeavours to obtain and maintain the listing of such Notes on such Stock Exchange. If any Notes cease to be listed on the relevant Stock Exchange, the relevant Issuer and CCE (where the relevant Issuer is CCE GB) shall use its reasonable endeavours promptly to list such Notes on a stock exchange to be agreed between the relevant Issuer and the relevant Dealer.

     Each Obligor shall comply with the rules of each relevant Stock Exchange and shall otherwise comply with any undertakings given by it from time to time to the relevant Stock Exchange in connection with any Notes listed on such Stock Exchange or the listing thereof and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the relevant Stock Exchange all such information as the relevant Stock Exchange may require in connection with the listing on such Stock Exchange of any Notes.

     It is envisaged that issues of French Franc Notes may be listed on the Paris Bourse. In connection with such application in respect of any Series of Notes which is intended to be so listed, the relevant Issuer and CCE (where the relevant Issuer is CCE GB) shall endeavour to obtain the listing as promptly as practicable and the relevant Issuer and CCE (where the relevant Issuer is CCE GB) shall furnish or procure to be furnished any and all documents, instruments, information and undertakings that may be necessary or advisable in order to obtain and maintain (whilst such Notes are outstanding) such listing.

     Each Obligor shall, if and for so long as any Notes are listed on the Paris Bourse, notify the Commission des Operations de Bourse of any material adverse change in its business or financial condition and will publish detail thereof if so required by the Commission des Operations de Bourse.


     The initial Information Memorandum has been granted the registration number of the Commission des Operations de Bourse.

(4)  AGENCY AGREEMENT AND GUARANTEE

     Each Obligor undertakes that it will not:

     (a) except with the consent of the Dealers terminate the Agency Agreement or, in the case of CCE, the Guarantee or effect or permit to become effective any amendment to any such agreement which, in the case of an amendment, would or might adversely affect the interests of any Dealer or of any holder of Notes issued before the date of such amendment; or

     (b) except with the consent of the Dealers appoint a different Agent or different paying agent(s) under the Agency Agreement,

     and the Obligors will promptly notify each of the Dealers of any termination of, or amendment to, the Agency Agreement or the Guarantee and of any change in the Agent or paying agent(s) under the Agency Agreement.

(5)  LAWFUL COMPLIANCE

     Each Obligor will at all times ensure that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, the obtaining of all necessary consents) so that it may lawfully comply with its obligations under all Notes, this Agreement, the Agency Agreement and the Guarantee, as the case may be, and, and further, so that it may comply with any applicable laws, regulations and published guidelines from time to time promulgated by any governmental and regulatory authorities relevant in the context of the issue of Notes.

(6)  AUTHORISED REPRESENTATIVE

     Each Obligor will notify the Dealers as soon as reasonably practicable in writing if any of the persons named in the list referred to in paragraph 3 of the Initial Documentation List ceases to be authorised to take action on behalf of such Obligor or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

(7)  AUDITORS' COMFORT LETTERS

     Each Obligor will, in each of the circumstances described in (i), (ii)
     (iii) and (iv) below, deliver to the Dealers a comfort letter or comfort letters from independent auditors in such form and with such content as the Dealers may reasonably request provided that no such letter or letters will be delivered in connection with the publication or issue of the audited consolidated annual financial statements of the relevant Obligor. In the case of (i), (ii) and (iii) below, such letter or letters shall be provided at the expense of the relevant Obligor and, in the case of (iv) below, the expense for the delivery of such letter or letters shall be as agreed between the relevant Obligor and the relevant Dealer. Such letter or letters shall be provided:

     (i)   at the time of the preparation of the initial Information Memorandum;

     (ii) before the first issue of Notes after each anniversary of the date of this Agreement;

     (iii) at any time that the Information Memorandum shall be amended or updated (except by mean of information incorporated by reference) where such amendment or updating concerns or contains financial information about the relevant Obligor; and

     (iv) on such other occasions a Dealer and the relevant Obligor may agree.

(8)  INFORMATION ON NOTEHOLDERS' MEETINGS

     Each Issuer will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of the

     Notes (or any of them) and which is despatched at the instigation of such Issuer and/or CCE (if the relevant Issuer is CCE GB) and will notify the Dealers immediately upon its becoming aware that a meeting of the holders of the Notes (or any of them), has been convened by holders of such Notes.

(9)  OFFERS TO THE PUBLIC IN FRANCE

     Each Obligor undertakes that it will not offer during their initial distribution any Notes, directly or indirectly, to the public in France.

6.   INDEMNITY

(1) Without prejudice to the other rights or remedies of the Dealers, the Obligors jointly and severally undertake with the Dealers and each of them that it will hold each Indemnified Person indemnified against any losses, liabilities, costs, claims, charges, expenses, actions or demands which that Indemnified Person may incur or which may be made against it as a result of or in relation to:

     (a) any actual or alleged breach of the representations and warranties and undertakings contained in, or made or deemed to be made by any Obligor pursuant to, this Agreement; or

     (b) any untrue or misleading (or allegedly untrue or misleading) statement in, or any omission (or alleged omission) from, the Information Memorandum, in any case which is material (or allegedly material) in the context of the Programme and/or the issue and offering of Notes; or

     (c) any untrue or misleading (or allegedly untrue or misleading) statement in any additional written information provided by such Obligor to the Dealers pursuant to clause 7 below; or

     (d) any failure by the relevant Issuer to issue on the agreed Issue Date any Notes which a Dealer has agreed to purchase (unless such failure is as a result of the failure by the relevant Dealer to pay the aggregate purchase price for such Notes);

     and such indemnity shall extend to include all legal and other expenses which that Indemnified Person may pay or incur in investigating or defending any claim or action in respect of which indemnity may be sought against any Obligor under this clause.

(2) Without prejudice to the other rights or remedies of the Obligers, the Dealers severally undertake with the Obligers and each of them that it will hold each Indemnified Person indemnified against any losses, liabilities, costs, claims, charges, expenses, actions or demands which that indemnified Person may incur or which may be made against it as a result of or in relation to any breach by the Dealer of the restrictions and agreements contained in Appendix B hereto; provided that no Dealer shall be liable herb for any losses, liabilities, costs, claims, charges, expenses, actions or demands arising from the sale by it of any Notes to any person believed in good faith by such Dealer, on reasonable grounds and without actual knowledge on the part of the Dealer to the contrary, to be a person to whom the Notes could be sold in compliance with the provisions of Appendix B hereto. Such indemnity shall extend to include all legal and other expenses which that Indemnified Person may pay or incur in investigating or defending any claim or action in respect of which indemnity may be sought against any Dealer under this clause.

(3) Promptly after receipt by an Indemnified Person of notice of the commencement of any action in respect of which the indemnity contained in clause 6(1) or 6(2) above relates, such Indemnified Person will, if a claim in respect thereof is to be made against any Obligor or, as the case may be, any Dealer under this clause (the "INDEMNIFIER"), notify each relevant Indemnifier or in writing of the commencement thereof; but the omission so to notify any relevant Indemnifier will not relieve it from any liability which it may have to any Indemnified Person otherwise than under this clause.

(4) In case any such action is brought against any Indemnified Person, and it notifies each relevant Indemnifier of the commencement thereof, any relevant er will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof, with counsel satisfactory to such Indemnified Person; provided, however, that if the defendants in any such action include both the Indemnified Person and any relevant Indemnifier and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it and, or other Indemnified Persons which are different from or are additional to those available to each relevant Indemnifier, the Indemnified Person or Persons shall have the right to select separate counsel to assert its legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons.

(5) Upon receipt of notice from each relevant Indemnifier, to such Indemnfied Person under this clause, no Indemnifier will be liable to the Indemnfied Person for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, unless:

     (i) the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso in subclause (4) above (it being understood, however, that each relevant Indemnifier shall not be liable for the expenses of more than one separate counsel per jurisdiction, approved by the Indemnified Person for representing the Indemnified Person or Persons who are parties to such action); or

     (ii) no relevant Indemnifier shall have employed counsel satisfactory to the Indemnified Person to represent the Indemnified within a reasonable time after notice of the commencement of the action; or

     (iii) any relevant Indemnifier has authorised the employment of counsel for the Indemnified Person at the expense of such Indemnifier,

     and except that, if subclause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in sub-clause (i) or
     (iii).

(6) In order to provide for a just and equitable contribution in circumstances in which the indemnification provided for in sub-clause (1) and (2) above is due in accordance with its terms but is, for any reason, held by a court to be unavailable from any relevant Indemnifier on grounds of policy or otherwise, each relevant Obligor and the relevant Dealer shall contribute to the aggregate losses, liabilities, acts, claims, charges, expenses, action or demands (including legal and other expenses reasonably incurred in connection with investigating or defending the same) to which each relevant Obligor and one or more of the Dealers may be subject in such proportion so that the relevant Dealer in respect of the indemnification provided for in sub-clause (1) or the relevant Obligor in respect of the indemnification provided for in sub-clause (2) is responsible for that portion represented by the percentage that the commissions and concessions relating to the issue of the relevant Notes bears to the Issue Price of the relevant Notes and each relevant Obligor in respect of the indemnification provided for in sub-clause (1) or the relevant Dealer in respect of the indemnification provided for in sub-clause (2) is responsible for the balance; provided that:

     (i) in no case shall any Dealer be responsible for any amount in excess of the commissions or concessions applicable to the relevant Notes purchased by such Dealer pursuant to an agreement made under clause 2; and

     (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

(7) Any party entitled to contribution will notify each relevant Indemnifier promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties from whom contribution may be sought, but the omission so to notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under sub-clause (6) and this sub-clause (7).

7.   AUTHORITY TO DISTRIBUTE DOCUMENTS

     Subject to clause 8 below, each Obligor hereby authorises each of the Dealers on behalf of the Obligors to provide copies of and oral statements consistent with the Information Memorandum and such additional written information as any Obligor shall provide to the Dealers or approve for the Dealers to use or such information as is in the public domain to actual and potential purchasers of Notes.

     In relation to this clause, until a Dealer receives such financial statements, revision, supplement or amendment, the definition of "INFORMATION MEMORANDUM" in clause 1(1) shall, in relation to such Dealer, mean the Information Memorandum prior to the receipt by such Dealer of such financial statements or the publication of such revision, supplement or amendment.

8.   DEALERS' UNDERTAKINGS

     Each Dealer represents, warrants and undertakes to each Obliger in accordance with the restrictions and agreements set out in Appendix B hereto and clause 7 above.

9.   FEES, EXPENSES AND STAMP DUTIES

(1)  The relevant Issuer, failing which CCE (where the relevant Issuer is CCE
     GB) undertakes that it will:

     (a) pay to each Dealer all commissions agreed between the relevant Issuer and such Dealer in connection with the sale of any Notes to that Dealer (and any value added tax thereon); and

     (b)  pay (together with any value added tax thereon):

     (i)   the fees and expenses of its legal advisers and auditors;

     (ii) the cost of listing and maintaining the listing of any Notes which are to be listed on a Stock Exchange; and

     (iii) the cost of any publicity agreed by the relevant Issuer and/or CCE (where the relevant Issuer is CCE GB) in connection with an issue of Notes;

(2)  The Obligors jointly and severally undertake that they will:

     (a)  pay (together with any value added tax thereon):

     (i) the fees and expenses of the Agent and all paying agents and of any Calculation Agent;

     (ii) all expenses in connection with the issue, authentication, packaging and initial delivery of Notes and the preparation of Global Notes, this Agreement, the Agency Agreement, the Guarantee and the preparation and printing of Notes and the Information Memorandum; and

     (iii) the cost of obtaining any credit rating for the Notes;

(b) pay to Lehman Brothers the fees and disbursements of legal advisers appointed to represent the Dealers (including any value added tax thereon as agreed between Lehman Brothers and the Guarantor) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Agency Agreement, the Guarantee and any documents referred to in any of them and any other documents referred to in any of them and any other documents required in connection with the creation of the Programme;

(c) pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement, any communication pursuant hereto, the Agency Agreement, the Guarantee or any Note and indemnify each Dealer against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax; and

(d) reimburse each Dealer for its costs and expenses reasonably and properly incurred in protecting or enforcing any of its rights under this Agreement.

10.  TERMINATION OF APPOINTMENT OF DEALERS

     The Obligors or (as to itself) a Dealer may terminate the arrangements described in this Agreement by giving not less than 30 days' written notice to the other parties hereto. The Obligors may terminate the appointment of a Dealer or Dealers by giving not less than 30 days' written notice to such Dealer or Dealers (with a copy promptly there to all the other Dealers and the Agent). Termination shall not affect any rights or obligations (including but not limited to those arising under clauses 6, 8 and/or 9) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred prior to such time.

11.  APPOINTMENT OF NEW DEALERS

(1) Nothing in this Agreement shall prevent the Obligors from appointing one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, the Obligors from appointing one or more New Dealers for the purposes of that Tranche, in either case upon the terms of this Agreement and provided that, unless such appointment is effected pursuant to a Subscription Agreement:

     (a) any New Dealer shall have first delivered an appropriate Dealer Accession Letter to the Obligors, in the case of an appointment for the duration of the Programme, or the relevant Issuer, in the case of an appointment for a particular Tranche of Notes; and

     (b) the Obligors, in the case of an appointment for the duration of the Programme, or the relevant Issuer, in the case of an appointment for a particular Tranche of Notes, shall have delivered to such New Dealer an appropriate Confirmation Letter.

(2) Upon receipt of the relevant Confirmation Letter or execution of the relevant Subscription Agreement, as the case may be, each such New Dealer shall, subject to the terms of the relevant Dealer Accession and the relevant Confirmation Letter or the relevant Subscription Agreement, as the case may be, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided further that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the Issue Date of the relevant Tranche, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of such Tranche.

(3) The Obligors shall promptly notify the other Dealers and the Agent of any appointment of a New Dealer for the duration of the Programme by supplying to such parties a copy of any Dealer Accession Letter and Confirmation Letter. Such notice shall be required to be given in the case of an appointment of a New Dealer for a particular Tranche of Notes to the Agent only.

12.  INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

(1) From time to time the Obligors may wish to increase the aggregate nominal amount of the Notes that may be issued under the Programmed In such circumstances, the Obligors may give notification of such an increase (subject as set out in sub-clause (2)) by delivering to the Listing Agent and the Dealers with a copy to the Agent a letter substantially in the form set out in Appendix D hereto. Upon the date specified in such notice (which date may not be earlier than seven London business days after the date the notice is given), all references in this Agreement, the Agency Agreement or any other agreement or deed or document in relation to the Programme to a Euro Medium Term Note Programme of a certain nominal amount, shall be and shall be deemed to be references to a Euro Medium Term Note Program of the increased nominal amount.

(2) Notwithstanding sub-clause (1), the right of the Obligors to increase the aggregate nominal amount of the Programme shall be subject to each Dealer having received and found satisfactory such of the documents and confirmations described in the Initial Documentation List which may be relevant, with reference to the circumstances at the time of the proposed increase, as agreed between the Obligors and the Dealers, and the delivery of any farther or other documents reed by the Dealers or by the relevant Stock Exchange for the purpose of listing any Notes to be issued on the relevant Stock Exchange. The Arranger shall circulate to the Dealers all the documents and confirmations described in the Initial Documentation List and any farther documents to be produced. Any Dealer must notify the Arranger and Obligors within seven London business days of receipt if it considers, in its reasonable opinion, such documents and confirmations to be unsatisfactory and, in the absence of such notification, such Dealer shall be deemed to consider such documents and confirmations to be satisfactory.

13.  STATUS OF THE DEALERS AND THE ARRANGERS

(1) Each of the Dealers agrees that each Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Information Memorandum, any Pricing Supplement, this Agreement or any information provided in connection with the Programme or (b)the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

(2) The Arrangers shall have only those duties, obligations and responsibilities expressly specified in this Agreement.

14.  COUNTERPARTS

     This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

15.  COMMUNICATIONS

(1) All communications shall be by telex, fax or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone. Each communication shall be made to the relevant party at the telex number, fax number or address or telephone number and, in the case of a communication by telex, fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person(s) or department from time to time specified in writing by that party to the other for the purpose. The initial telephone number, telex number, fax number and person(s) or department so specified by each party are set out on the signature pages hereof.

(2) A communication shall be deemed received (if by telex) when a confirmed answerback is received at the end of the transmission, (if by fax) when an acknowledgment of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause. However, if a communication is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective on the next business day in the place of receipt. Every communication shall be irrevocable save in respect of any manifest error therein. Any communication sent by fax must also be sent by letter within two days of the date of the original fax transmission.

16.  BENEFIT OF AGREEMENT

(1) This Agreement shall be binding upon and shall inure for the benefit of the Obligors and each Dealer and their respective successors and permitted assigns.

(2) The Dealers may only assign or transfer their rights or obligations under this Agreement with the prior written consent of the Obligors except for an assignment and/or transfer of all of a Dealer's rights and obligations hereunder in whatever form such Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Dealer transfers, all or substantially all of the Dealer's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such transfer and assumption of obligations such Dealer shall be relieved of and fully discharged from all obligations under this Agreement, whether such obligations arose before or after such transfer and assumption.

17.  CALCULATION AGENT

(1) In the case of any Series of Notes which require the appointment of a Calculation Agent the Agent shall act as Calculation Agent, unless the relevant Dealer or (in the case of a syndicated issue) the Lead Manager requests the relevant Issuer to appoint such Dealer or Lead Manager, or a person nominated by such Dealer or Lead Manager (a "NOMINEE"), as Calculation Agent.

(2) Should such a request be made to the relevant Issuer the appointment of that Dealer, Lead Manager or Nominee shall be automatic upon the issue of the relevant Series of Notes, and shall, except as agreed, be on the terms set out in the Calculation Agency Agreement attached as Appendix A to the Agency Agreement, and no farther action shall be required to effect the appointment of such Dealer, Lead Manager or Nominee as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include such Series. The name of the Dealer, Lead Manager or Nominee so appointed will be entered in the relevant Pricing Supplement.

18.  STABILISATION

     In connection with the distribution of any Notes, the Dealer (if any) designated as stabilising manager in the applicable Pricing Supplement may over-allot or effect transactions which stabilise or maintain the market price of such Notes and/or any associated securities at a level which might not otherwise prevail, but in doing so such Dealer shall act as principal and not as agent of the relevant Issuer or CCE, where the relevant Issuer is CCE GB. Such stabilising, if commenced, may be discontinued at any dine. Any loss resulting from over-allotment and stabilisation shall be borne, and any net profit arising tnerefrom shall be retained, by the stabilising manager for its own account.

19.  GOVERNING LAW AND SUBMISSION TO JURISDICTION

(1) This Agreement and every agreement for the issue and purchase of Notes as referred to in clause 2 shall be governed by, and construed in accordance with, the laws of the State of New York.

(2) Each Obligor unconditionally and irrevocably agrees that any State or Federal courts sitting in the Borough of Manhattan, the City of New York shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("PROCEEDINGS") may be brought in such courts.

     Each Obligor unconditionally and irrevocably submits to the jurisdiction of such courts and waives any objection which it may now or hereafter have to Proceedings in any such courts whether on the ground of the laying of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

     To the extent that any Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, each Obligor irrevocably waives such immunity in respect of its obligations under this Agreement.

     This submission is made for the benefit of the Dealers and shall not limit the right of any Dealer to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

     Each Obligor unconditionally and irrevocably agrees that final judgment in any Proceedings brought in such a court shall be conclusive and binding upon it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment or in any manner provided by law.

     Each Obligor irrevocably waives to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the Proceedings (including appeals), the posting of any bond or the furnishing, directly or indirectly, of any other security.

     Each Obligor agrees that the process by which any Proceedings in New York City are begun may be served on it by being delivered to it c/o National Registered Agents, Inc., 105 Chambers Street, New York, NY 10007 (copy to the relevant Obligor). If the appointment of the person appointed to receive process on behalf of any Obligor ceases to be effective, such Obligor shall forthwith appoint a further person in the United States of America to accept service of process on its behalf and notify the name and address to the Dealers.

                                  APPENDIX A

                          INITIAL DOCUMENTATION LIST


1. A certified copy of the certificate of incorporation and by-laws of CCE and of the memorandum and articles of association of CCE GB.

2. A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of each Obligor:

     (a) to approve this Agreement, the Agency Agreement, the Guarantee (if applicable), the creation of the Programme and the issue of Notes;

     (b) to authorise appropriate persons to execute each of this Agreement, the Agency Agreement, the Guarantee and any Notes and to take any other action in connection therewith; and

     (c) to authorise appropriate persons to enter into agreements with any Dealer on behalf of such Obligor to issue Notes in accordance with clause 2 of this Agreement.

3. A certified list of the names, titles and specimen signatures of the persons authorised on behalf of each Obligor in accordance with paragraph 2(c) above.

4. Certified copies of any other governmental or other consents (including, but not limited to, the consent of the Ministry of Finance of Japan and confirmation that the Bank of England and the German Central Bank have each been notified of the establishment of the Programme) required for each Obligor to issue or, as the case may be, to guarantee, Notes, for each Obligor to execute and deliver this Agreement, the Agency Agreement and, if applicable, the Guarantee and for each Obligor to fulfil its obligations under this Agreement, the Agency Agreement, all Notes and, in the case of CCE, the Guarantee.

5. Confirmation that the master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) above, have been delivered to the Agent.

6. Legal opinions addressed to each of the Dealers dated on or after the date of this Agreement, in such form and with such content as the Dealers may reasonably require, from:

     (a)  Lowry F. Kline, general counsel to CCE;

     (b)  Clifford Chance, legal advisers to CCE GB as to English law; and

     (c)  Allen & Overy, legal advisers to the Dealers as to New York law.

7. A conformed copy of each of this Agreement, the Agency Agreement and the Guarantee and confirmation that executed copies of such documents have been delivered, in the case of the Agency Agreement, to the Agent and the paying agents appointed thereunder and, in the case of the Guarantee, to the Agent.

8. A printed final version of the Information Memorandum and the Procedures Memorandum.

9. Confirmation from the Listing Agent that the Luxembourg Stock Exchange will list Notes to be issued under the Programme.

10. Confirmation that the Information Memorandum has received the registration number of the Commission des Operations de Bourse.

11. Comfort letters from Ernst & Young LLP as independent auditors of CCE and from Ernst & Young as independent auditors of CCE GB, each in such form and with such content as the Dealers may reasonably request.

12. Confirmation that the Programme has been rated A3 by Moody's Investors Service and A+ by Standard & Poor's Ratings Services.

13. Letter from National Registered Agents, Inc. confirming its acceptance as agent for service of process of the Obligors.

                                  APPENDIX B

                             SELLING RESTRICTIONS

1.   UNITED STATES

(1) The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Dealer represents and agrees that it has offered and sold any Notes, and will offer and sell any Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, as determined and notified as provided below, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, each Dealer further represents and agrees that it, its affiliates or any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or, in the case of a syndicated issue, the relevant Lead Manager) shall determine and notify to the Agent the completion of the distribution of the Notes of such Tranche. On the basis of such notification or notifications, the Agent agrees to notify such Dealer/Lead Manager of the end of the restricted period with respect to such Tranche. Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

     "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "SECURITIES ACT") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or
     (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and notified by the Agent for the Securities to [name of Dealer/Lead Manager], except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S."

     Terms used in this sub-clause 1(1) have the meanings given to them by Regulation S.

     In order to facilitate compliance by each Dealer with the foregoing, the relevant Issuer undertakes that, prior to such certification with respect to such Tranche, it will notify each applicable Dealer in writing of each acceptance by the relevant Issuer of an offer to purchase, and of any issuance of, Notes or other debt obligations of the relevant Issuer which are denominated in the same currency and which have substantially the same interest rate and maturity date as the Notes of such Tranche.

(2) In addition, the Notes are in bearer form and are subject to United States tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by United States tax regulations. Each Dealer represents and agrees with the Issuer that:

     (a) except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the "D RULES"), each Dealer (a) represents that it has not offered or sold, and agrees that during the restricted period it will not offer or sell, Notes in bearer form to a person who is within the United States or its possessions or to a United States person, and (b) represents that it has not delivered and agrees that it will not deliver within the United States or its possessions definitive Notes in bearer form that are sold during the restricted period;

     (b) each Dealer represents that it has and agrees that throughout the restricted period it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes in bearer form are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

     (c) if it is a United States person, each Dealer represents that it is acquiring the Notes for purposes of resale in connection with their original issuance and if it retains Notes in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D)(6); and

     (d) with respect to each affiliate that acquires Notes from a Dealer for the purpose of offering or selling such Notes during the restricted period, such Dealer either (i) repeats and confirms the representations and agreements contained in sub-clauses (a), (b) and (c) on such affiliate's behalf or (ii) agrees that it will obtain from such affiliate for the benefit of the Issuer the representations and agreements contained in sub-clauses (a), (b) and (c).

     Terms used in this sub-clause 1(2) have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

(3) Each Dealer represents and agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution and delivery of the Notes, except with its affiliates or with the prior written consent of the relevant Issuer.

(4) Each issue of Indexed Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the Issuer and the relevant Dealer may agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the Pricing Supplement. Each relevant Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.

2.   UNITED KINGDOM

     Each Dealer represents and agrees that:

     (i) in relation to Notes which have a maturity of one year or more, it has not offered or sold and, prior to the expiry of the period of six months from the Issue Date of such Notes, will not offer or sell any such Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of any Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on; and

     (iii) it has complied and will comply with all applicable provisions of the FSA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

3.   FRANCE

     Each Dealer acknowledges that French Franc Notes issued by CCE or CCE GB, will be issued outside France and represents and agrees that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in France, and that it has not distributed and will not distribute or cause to be distributed to the public in France the Information Memorandum or any other offering material relating to the Notes.

4.   JAPAN

     The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "SECURITIES AND EXCHANGE LAW") and each Dealer agrees that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except in compliance with the Securities and Exchange Law and any other applicable laws or regulations of Japan.

5.   GERMANY

     In connection with the initial placement of any Notes in Germany, each Dealer agrees that it will offer and sell such Notes (i) unless otherwise provided in the relevant Subscription Agreement or the applicable Pricing Supplement in the case of an issue made on a syndicated basis, only for an aggregate purchase price per purchaser of at least DM 80,000 (or the foreign currency equivalent) or such other amount as may be stipulated from time to time by applicable German law or (ii) as may otherwise be permitted in accordance with applicable German law.

6.   GENERAL

     Each Dealer agrees that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes the Information Memorandum and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and no Obligor or any other Dealer shall have any responsibility therefor.

     None of the Obligors and any of the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

     With regard to each Tranche, the relevant Dealer will be required to comply with such other additional restrictions as the relevant Issuer and the relevant Dealer shall agree and as shall be set out in the applicable Pricing Supplement.

                                  APPENDIX C

                                    PART I

                  FORM OF DEALER ACCESSION LETTER - PROGRAMME

[    ], 19[ ]


To:  Coca-Cola Enterprises Inc.
     Coca-Cola Enterprises Great Britain plc

     (the "OBLIGORS")


Dear Sirs,

Coca-Cola Enterprises Inc.
Coca-Cola Enterprises Great Britain plc
U.S.$2,500,000,000 Euro Medium Term Note Programme

We refer to the Programme Agreement dated 25th September, 1997 entered into in respect of the above Euro Medium Term Note Programme and made between the Issuers and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the "PROGRAMME AGREEMENT").

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)  a copy of the Programme Agreement; and

(ii) a copy of current versions of all documents referred to in Appendix A of the Programme Agreement,

and have found them to our satisfaction. *

For the purposes of the Programme Agreement our notice details are as follows:

__________________________________________________________________________

* It is important that each original legal opinion and comfort letter permits it to be delivered to, and relied upon by, New Dealers, otherwise a side letter to this effect should be provided.

(insert name, address, telephone, facsimile, telex (+ answerback) and attention).

In consideration of the appointment by the Issuers of us as a Dealer under the Programme Agreement we hereby undertake, for the benefit of the Issuers and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, the laws of the State of New York.

Yours faithfully,

[Name of New Dealer]


By:  ________________________________

cc:  The Chase Manhattan Bank As Agent
     The other Dealers

                                    PART II

                    FORM OF CONFIRMATION LETTER - PROGRAMME


[    ], 19[ ]


To:  [Name and address of New Dealer]


Dear Sirs,

Coca-Cola Enterprises Inc.
Coca-Cola Enterprises Great Britain plc
U.S.$2,500,000,000 Euro Medium Term Note Programme

We refer to the Programme Agreement dated September, 1997 (such agreement, as amended, supplemented or restated from time to time, the "PROGRAMME AGREEMENT") entered into in respect of the above Euro Medium Term Note Programme and hereby acknowledge receipt of your Dealer Accession Letter to us
dated [       ].

We hereby confirm that, with effect from the date hereof, you shall become a Dealer under the Programme Agreement in accordance with clause 11(2) of the Programme Agreement.

Yours faithfully,

For: Coca-Cola Enterprises Inc.


By:
   ----------------------------


For: Coca-Cola Enterprises Great Britain plc


By:
   ----------------------------




cc:  The Chase Manhattan Bank as Agent
     The other Dealers

                                   PART III

                 FORM OF DEALER ACCESSION LETTER - NOTE ISSUE


[    ], 19[ ]


To: [Coca-Cola Enterprises Inc./Coca-Cola Enterprises Great Britain plc] (the "Issuer")



Dear Sirs,

[Coca-Cola Enterprises Inc./Coca-Cola Enterprises Great Britain plc] [Description of issue] (the "Notes")

We refer to the Programme Agreement dated 25th September, 1997 and made between inter alia the Issuer[, Coca-Cola Enterprises Inc. (the "Guarantor")] and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the "Programme Agreement").

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)  a copy of the Programme Agreement; and

(ii) a copy of current versions of such of the other documents referred to in Appendix A of the Programme Agreement as we have requested,

and have found them to our satisfaction or (in the case of the documents referred to in (ii) above) have waived such production.**

For the purposes of the Programme Agreement our notice details are as follows:

(insert name, address, telephone, facsimile, telex (+ answerback) and attention).

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement in respect of the issue of the Notes we hereby undertake, for the benefit of the Issuer, the Guarantor and each of the other Dealers, that, in relation to the issue of the Notes, we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.
________________________________________________________________________________

** It is important that each original legal opinion and comfort letter permits it to be delivered to, and relied upon by, New Dealers, otherwise a side letter to this effect should be provided.


This letter is governed by, and shall be construed in accordance with, the laws of the State of New York.

Yours faithfully,

For: [Name of New Dealer]

By:
   --------------------------------


cc:  The Chase Manhattan Bank as Agent

                            PART IV

            FORM OF CONFIRMATION LETTER - NOTE ISSUE


[    ], 19[ ]


To:  [Name and address of New Dealer]


Dear Sirs,

[Coca-Cola Enterprises Inc./Coca-Cola Enterprises Great Britain plc] (the "Issuer")
[Description of issue]
(the "Notes")
---------------------------------------------------

We refer to the Programme Agreement dated 25th September, 1997 (such agreement, as amended, supplemented or restated from time to time, the "Programme Agreement") and hereby acknowledge receipt of your Dealer Accession Letter to us
dated [               ].

We hereby confirm that, with effect from the date hereof, in respect of the issue of the Notes, you shall become a Dealer under the Programme Agreement in accordance with the provisions of clause 11(2) of the Programme Agreement.


Yours faithfully,

For: [Coca-Cola Enterprises Inc./Coca-Cola Enterprises Great Britain plc]



By:
   --------------------------------


cc:  The Chase Manhattan Bank as Agent

                                  APPENDIX D

                LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT
                               OF THE PROGRAMME


[       ], 199[ ]


To:  The Dealers and the Listing Agent
     (as those expressions are defined
     in the Programme Agreement dated
                 , 1997, as amended,
     supplemented or restated from
     time to time, (the "Programme Agreement"))


Dear Sirs,

Coca-Cola Enterprises Inc.
Coca-Cola Enterprises Great Britain plc
U.S.$2,500,000,000 Euro Medium Term Note Programme (the "Programme")
-----------------------------------------------


We hereby require, pursuant to clause 12(1) of the Programme Agreement, that the
aggregate nominal amount of the above Programme be increased to U.S.$[         ]
from [specify date which is no earlier than seven London business days after the date the notice is given] whereupon all references in the Programme Agreement, the Agency Agreement, the Guarantee and/or any other agreement or deed or document in relation to the Programme will be deemed amended accordingly.

We understand that this increase is subject to the satisfaction of the condition set out in clause 12(2) of the Programme Agreement namely that each Dealer shall have received and found satisfactory all the documents and confirmations described in the Initial Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase, as are agreed between the Obligors and the Dealers) and the delivery of any further conditions precedent that any of the Dealers may reasonably require.

You must notify the Arranger and ourselves within seven London business days of receipt by you of those documents and confirmations and, if applicable, further conditions precedent if you consider (in your reasonable opinion) such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

Terms used in this letter have the meaning given to them in the Programme Agreement.

Yours faithfully,

For: Coca-Cola Enterprises Inc.


By:_______________________________

For: Coca-Cola Enterprises Great Britain plc


By:_______________________________


cc:  The Chase Manhattan Bank as Agent

                                  APPENDIX E

                        FORM OF SUBSCRIPTION AGREEMENT

                         [COCA-COLA ENTERPRISES INC./
                   COCA-COLA ENTERPRISES GREAT BRITAIN plc]


                            [DESCRIPTION OF ISSUE]


[DATE]


To:  [              ]

(the "Managers")

c/o  [              ]

(the "Lead Manager")


cc:  The Chase Manhattan Bank as Agent

Dear Sirs,

[Coca-Cola Enterprises Inc./Coca-Cola Enterprises Great Britain plc] (the "Issuer") proposes to issue [DESCRIPTION OF ISSUE] (the "Notes") pursuant to its U.S.$2,500,000,000 Euro Medium Term Note Programme. [The Notes will be unconditionally and irrevocably guaranteed by Coca-Cola Enterprises Inc. (the "Guarantor").] The terms of the issue shall be as set out in the form of Pricing Supplement attached to this Agreement as Annexe.

This Agreement is supplemental to the Programme Agreement (the "Programme Agreement") dated 25th September, 1997 made between, inter alia, the Issuer [, the Guarantor] and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

* [1.     This Agreement appoints each Manager which is not a party to the
     Programme Agreement (each a "New Dealer") as a New Dealer in accordance with the provisions of clause 11 of the Programme Agreement for the purposes of the issue of the Notes. The Lead Manager confirms that it is in receipt of the documents referenced below:

     (i)  a copy of the Programme Agreement;  and

     (ii) a copy of such of the documents referred to in Appendix A of the Programme Agreement as the Lead Manager (on behalf of the Managers) has requested and has confirmed with [each of] the New Dealer[s] that [each of] the New Dealer[s] has found them to be satisfactory or (in the case of any or all of the documents referred to in (ii)) has waived such production.

     For the purposes of the Programme Agreement the details of the Lead Manager for service of notices are as follows:

----------
*Delete this paragraph for a Dealer-only syndicate.

     [insert name, address, telephone, facsimile, telex (+ answerback) and attention].

     In consideration of the Issuer appointing the New Dealer[s] as [a] Dealer[s] in respect of the Notes under the Programme Agreement, [each/the] New Dealer hereby undertakes, for the benefit of the Issuer [,the Guarantor] and each of the other Dealers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from the Lead Manager. The Issuer [and the Guarantor] hereby confirm[s] that [each of] the New Dealer[s] shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes [each of] the New Dealer[s] shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.]

[2.] Subject to the terms and conditions of the Programme Agreement and this
     Agreement the Issuer hereby agrees to issue the Notes and the Managers jointly and severally agree to purchase the Notes at a purchase price of [ ] per cent. of the principal amount of the Notes (the "Purchase Price"),
     being the issue price of [     ] per cent. less a selling
     [commission/concession] of [     ] per cent. of such principal amount and a
     management and underwriting fee of [     ] per cent. of such principal
     amount.

[3.] The settlement procedures set out in Part 2 of Annexe A to the Procedures
     Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

     (i)   the sum payable on the Issue Date shall be [     ] (representing the
           Purchase Price [, less the amount payable in respect of Managers' expenses specified in clause [4] of this Agreement]);

     (ii)  "Issue Date" means [    ] a.m. ([    ] time) on [    ] or such
           other time and/or date as the Issuer and the Lead Manager on behalf of the Managers may agree; and

     (iii) "Payment Instruction Date" means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

[4.] The Issuer [, or failing the Issuer, the Guarantor] shall bear and pay
     (together with any applicable value added tax or similar tax) all costs and expenses incurred in or in connection with the printing of the Notes, this Agreement and the Pricing Supplement prepared in connection with the issue of the Notes[, the listing of the Notes on the Luxembourg Stock Exchange] and making initial delivery of the Notes. In addition, the Issuer [, or failing the Issuer, the Guarantor] agrees to pay to the Lead Manager [ ] in respect of reasonable legal, travelling, telex, facsimile, telephone, postage and advertising expenses incurred and to be incurred by the Managers in connection with the preparation and management of the issue and distribution of the Notes which sum may be deducted from the Purchase Price as provided in clause [3] hereof.

[5.] The obligation of the Managers to purchase the Notes is conditional upon:

     (i) the conditions set out in clause 3(2) (other than that set out in clause 3(2)(f)) of the Programme Agreement being satisfied as of the Payment Instruction Date and without prejudice to the aforesaid, the
           Information Memorandum dated [        ] [, as supplemented by [
                ],] containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer [and the Guarantor] and nothing having happened or being expected to happen which would require the Information Memorandum [, as so supplemented,] to be [further] supplemented or updated; and

     (ii) the delivery to the Lead Manager on the Payment Instruction Date of:

          (A) legal opinions addressed to the Managers dated the Payment Instruction Date in such form and with such contents as the Lead Manager, on behalf of the Managers, may reasonably require from Lowry F. Kline, the legal advisers to the [Issuer/Guarantor],[, from Clifford Chance, the legal advisers to the Issuer as to English law] and from Allen & Overy, the legal advisers to the Managers as to New York law;

          (B) a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer [and a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Guarantor] giving confirmation to the effect stated in paragraph (i) of this clause;

          (C) [a] comfort letter[s] dated the [date hereof and the] Payment Instruction Date from the independent auditors of [each of] the Issuer [and the Guarantor]], in such form and with such content as the Managers may reasonably request; and

          (D) such other conditions precedent as the Lead Manager may require.

     If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for the liability of the Issuer [, or failing the Issuer, the Guarantor] in relation to expenses as provided in clause [4] and except for any liability arising before or in relation to such termination), provided that the Lead Manager, on behalf of the Managers, may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in clause 3(2)(c) of the Programme Agreement) or any part of them.

[6.] The Lead Manager, on behalf of the Managers, may, by notice to the Issuer [and the Guarantor], terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the Lead Manager there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for the liability of the Issuer [, or failing the Issuer, the Guarantor] in relation to expenses as provided in clause [4] of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

[7.] Clause 19 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

[8.] This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For: [Issuer]


By:  __________________________


[For:     COCA-COLA ENTERPRISES INC.


By:  __________________________]


We agree to the foregoing.

For: [NAMES OF MANAGERS]


By:  __________________________

                   ANNEXE A TO THE  SUBSCRIPTION  AGREEMENT

                         [Form of Pricing Supplement]

                            SIGNATORIES

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

The Issuers


COCA-COLA ENTERPRISES INC.

Telephone:     001 770 989 3052
Telefax:       001 770 989 3061
Attention:     Corporate Director Treasury Services

           Vicki R. Palmer
By:  __________________________
             Treasurer

COCA-COLA ENTERPRISES GREAT BRITAIN plc

Telephone:     001 770 989 3052
Telefax:       001 770 989 3061
Attention:     Corporate Director Treasury Services

            Vicki R. Palmer
By:  __________________________
              Treasurer
The Dealers

ABN AMRO BANK N.V.

Telephone:     0171 392 3323
Telefax:       0171 392 3341
Attention:     MTN Desk

BANQUE LEHMAN BROTHERS

Telephone:     331 4014 2286/4801 4099
Telex:         290727
Telefax:       331 4014 0662
Attention:     EMTN Desk

BANQUE NATIONALE DE PARIS

Telephone:     331 4014 2286/4801 4099
Telex:         390727
Telefax:       331 4014 0662
Attention:     EMTN Desk

CITIBANK INTERNATIONAL plc

Telephone:     0171 500 1122
Telex:         299831 CITI UK G
Telefax:       0717 500 1219
Attention:     MTN Desk

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

Telephone:     0171 888 4021

Telex:         892131 CSFB G
Telefax:       0171 888 3719
Attention:     MTN Desk

DEUTSCHE BANK AG LONDON

Telephone:     0171 971 7186
Telex:         94015555 DBLN G
Telefax:       0171 971 7486
Attention:     MTN Gorup

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

Telephone:     44 171 256 8256
Telex:         888881 LEHMAN G
Telefax:       44 171 260 2359
Attention:     MTN Trading Desk

MIDLAND BANK plc

Telephone:     44 171 336 3000
Telex:         887213
Telefax:       44 171 336 3852
Attention:     Transaction Development


MORGAN STANLEY & CO. INTERNATIONAL LIMITED

Telephone:     0171 425 7799
Telex:         8812564 MORSTN G
Telefax:       0171 425 7999
Attention:     Debt Capital Markets, Head of Transaction Management Group.


SOLOMON BROTHERS INTERNATIONAL LIMITED

Telephone:     0171 721 3625
Telex:         886441 SALBRO G
Telefax:       0171 721 2829
Attention:     MTN Desk


SOCIETE GENERALE

Telephone:     331 4313 6683
Telex:         615890 SG MAR
Telefax:       331 4213 7721
Attention:     MARC/GES/Tit/Syn

UBS LIMITED

Telephone:    0717 901 4253
Telex:        8812800 UBSLTD G
Telefax:      0171 901 1439
Attention:    Euro Medium Term Note Desk

Each by its duly authorised signatory:  DAVID M. SMITH